Exhibit 99.8

Mace Security International Raises $4.4 Million Dollars

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Dec. 15, 2004--Mace Security International, Inc. ("Mace" or "the Company") (Nasdaq:MACE), a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities, today announced the completion of a stock purchase agreement with two private institutions to sell 1,000,000 shares (750,000 shares and 250,000 shares, respectively) of the Company's common stock at a price of $4.41 per share for a total capital investment of $4,410,000. Under the terms of the agreement, Mace will grant to each of the private institutions a warrant to purchase shares of the Company's common stock at a strike price of $5.88 per share (150,000 warrants and 50,000 warrants, respectively).
    The shares were sold in a private transaction under Regulation D of the Securities Act of 1933. Mace is obligated to register the shares for resale on a registration statement within 90 to 120 days. The securities issued pursuant to this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.
    The proceeds of this transaction strengthen the Company's capital structure and will provide additional cash for the development of its electronic surveillance products division and personal defense division, future growth strategies and general working capital.
    Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities. More information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on the Company and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained in the Company's SEC filings, including its S-3 registration statements, Form 10-K for 2002, Form 10-K for 2003, Form 10-Q for the quarter ended March 31, 2003, Form 10-Q for the quarter ended June 30, 2003, Form 10-Q for the quarter ended September 30, 2003, Form 10-Q for the quarter ended March 31, 2004, Form 10-Q for the quarter ended June 30, 2004 and Form 10-Q for the quarter ended September 30, 2004. This press release should be read in conjunction with the financial statements and notes contained in the Company's annual report on Form 10-K and the Company's quarterly reports on Form 10-Q.

    CONTACT: Mace Security International, Inc., Mount Laurel
             Eduardo Nieves, 856-778-2300